Exhibit 99.2

CONSENT OF LEERINK PARTNERS LLC

We hereby consent to the use of our opinion letter dated December 19, 2014 to the Board of Directors of Vision-Sciences, Inc., included as Annex E to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Vision-Sciences, Inc., filed on January 27, 2015, and to the references to such opinion in such joint proxy statement/prospectus under the captions: “Summary—Opinion of Leerink Partners LLC,” “The Merger – Background of the Merger,” “The Merger—Recommendation of the Vision Board of Directors; Vision’s Reasons for the Merger,” “The Merger – Opinion of Vision’s Financial Advisors,” “The Merger—Certain Financial Forecasts of Vision Used in Connection with the Merger,” and “The Merger—Certain Financial Forecasts of Uropolasty Used in Connection with the Merger”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ LEERINK PARTNERS LLC